As filed with the Securities and Exchange Commission on May 3, 2005

Registration No. 333-114703

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 9

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Xerium Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2221	42-1558674
(Jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Technology Drive

Westborough Technology Park

Westborough, MA 01581

(508) 616-9468

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael O’Donnell

Chief Financial Officer

One Technology Drive

Westborough Technology Park

Westborough, MA 01581

(508) 616-9468

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

John B. Ayer, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered(1)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Common Stock, $0.01 par value per share	$377,963,900	$47,888(4)

(1)	This Registration Statement, as originally filed, applied to income deposit securities representing Class A common stock and senior subordinated notes as well as senior subordinated notes sold separately. Pursuant to Amendment No. 6, the Registrant amended this Registration Statement to apply solely to common stock. No income deposit securities or senior subordinated notes are to be registered under this Registration Statement.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Includes amount attributable to shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.
(4)	$88,690 was previously paid in connection with the initial filing of this Registration Statement on April 22, 2004, and $45,545.22 was previously paid in connection with the filing of Amendment No. 2 on July 9, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 9 is solely to update the information in Item 13 of Part II of the Registration Statement regarding certain expenses of issuance and distribution and Item 15 of Part II regarding recent sales of unregistered securities and to file certain exhibits to this Registration Statement as set forth below in Item 16(a) of Part II. No changes have been made to Part I of the Registration Statement. Accordingly, it has been omitted.

PART II

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offer and sale of the securities being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

Item	Amount
SEC registration fee	$133,925
NASD filing fee	30,500
New York Stock Exchange listing fee	200,100
Transfer agent and registrar fees	1,000
Printing and engraving expenses	700,000
Legal fees and expenses	4,500,000
Accounting fees and expenses	1,200,000
Miscellaneous	3,400,000

Total	10,165,525

Item 14.     Indemnification of Directors and Officers

The General Corporation Law of the State of Delaware (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends and stock repurchases); or for transactions from which the director derived improper personal benefit.

Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the certificate of incorporation.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by laws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain insurance to protect ourself and our directors and, officers and those of our subsidiaries against any such expense, liability or loss, whether or not we would have the power to indemnify them against such expense, liability or loss under applicable law.

Item 15.    Recent Sales of Unregistered Securities

The registrant was formed in October 2002 and prior to this offering and the transactions contemplated hereby has not issued any securities, other than to its parent upon its formation. Prior to the offering of the securities being registered hereby, the registrant will effect a stock split of its common stock and the registrant will issue additional shares of common stock to certain of its directors and members of senior management in exchange for their equity interests in Xerium S.A., the registrant’s indirect parent prior to the offering. These issuances will be made in reliance upon Rule 701 of the Securities Act, as amended, and Section 4(2) of the Securities Act, as amended, and will not involve any underwriters, underwriting discounts or commissions, or any public offering. The persons and entities who will receive such securities have represented their intention to acquire these securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends will be affixed to any share certificates issued. All recipients have adequate access through their relationship with us to information about us.

Item 16.    Exhibits and Financial Statement Schedules

(a)    Exhibits. The following exhibits are filed as part of this Registration Statement, or incorporated herein by reference:

Exhibit Number	Description of Exhibit

1.1	Form of Underwriting Agreement.

3.1	Form of Amended and Restated Certificate of Incorporation of Xerium Technologies, Inc.

3.2**	Form of Amended and Restated By-Laws of Xerium Technologies, Inc.

4.1	Form of Registration Rights Agreement by and among Xerium Technologies, Inc. and certain of its investors.

4.2	Form of Stock Certificate for Common Stock.

4.3	Form of Exchange and Redemption Agreement.

5.1	Opinion of Ropes & Gray LLP.

10.1	Form of Credit Agreement, dated as of , 2005 among Xerium Technologies, Inc. and certain financial institutions as the Lenders.

10.2	Form of Employment Agreement with Thomas Gutierrez.

10.3	Form of Employment Agreement with Michael O’Donnell.

10.4	Employment Agreement with Josef Mayer and form of supplemental Agreement.

10.5	Form of Employment Agreement with Miguel Quiñonez.

10.6	Form of Employment Agreement with Douglas Milner.

10.7	Form of 2005 Equity Incentive Plan.

10.8	Form of Senior Executive Annual Incentive Plan

10.9	Form of Performance-Based Restricted Stock Units Agreement for Executive Officers.

10.10	Form of Time-Based Restricted Stock Units Agreement for Executive Officers.

10.11	Form of Restricted Stock Units Agreement for Directors.

21.1**	Subsidiaries of Xerium Technologies, Inc.

23.1**	Consent of Ernst & Young to Xerium Technologies, Inc.

23.2	Consent of Ropes & Gray LLP (included in exhibit 5.1).

24.1**	Powers of Attorney (included on signature page).

**	Previously filed

Item 17.    Undertakings

1.  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

2.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3.  The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 9 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westborough, Massachusetts, on May 3, 2005.

XERIUM TECHNOLOGIES, INC.

By:	/S/ THOMAS GUTIERREZ
Thomas Gutierrez President and Chief Executive Officer

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 9 to the Registration Statement has been signed below by the following persons in the capacities on May 3, 2005.

Signature		Title
/S/ THOMAS GUTIERREZ Thomas Gutierrez		President, Chief Executive Officer and Director (Principal Executive Officer)

* Michael O’Donnell		Chief Financial Officer and Director (Principal Financial and Accounting Officer)

* Donald P. Aiken		Director

* Michael Phillips		Director

* John S. Thompson		Director

* Edward Paquette		Director

* John Saunders		Director

*By:	/S/ THOMAS GUTIERREZ Thomas Gutierrez Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1	Form of Underwriting Agreement.

3.1	Form of Amended and Restated Certificate of Incorporation of Xerium Technologies, Inc.

3.2**	Form of Amended and Restated By-Laws of Xerium Technologies, Inc.

4.1	Form of Registration Rights Agreement by and among Xerium Technologies, Inc. and certain of its investors.

4.2	Form of Stock Certificate for Common Stock.

4.3	Form of Exchange and Redemption Agreement.

5.1	Opinion of Ropes & Gray LLP.

10.1	Form of Credit Agreement, dated as of , 2005 among Xerium Technologies, Inc. and certain financial institutions as the Lenders.

10.2	Form of Employment Agreement with Thomas Gutierrez.

10.3	Form of Employment Agreement with Michael O’Donnell.

10.4	Employment Agreement with Josef Mayer and form of supplemental Agreement.

10.5	Form of Employment Agreement with Miguel Quiñonez.

10.6	Form of Employment Agreement with Douglas Milner.

10.7	Form of 2005 Equity Incentive Plan.

10.8	Form of Senior Executive Annual Incentive Plan

10.9	Form of Performance-Based Restricted Stock Units Agreement for Executive Officers.

10.10	Form of Time-Based Restricted Stock Units Agreement for Executive Officers.

10.11	Form of Restricted Stock Units Agreement for Directors.

21.1**	Subsidiaries of Xerium Technologies, Inc.

23.1**	Consent of Ernst & Young to Xerium Technologies, Inc.

23.2	Consent of Ropes & Gray LLP (included in exhibit 5.1).

24.1**	Powers of Attorney (included on signature page).

**	Previously filed